Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following table presents selected unaudited pro forma combined financial data of Microbot Medical Inc. (f/k/a StemCells, Inc.) (the “Company”) and Microbot Medical Ltd. (“Microbot Israel”), which is intended to show how the Merger (as defined below) has affected the historical financial results of the Company and Microbot Israel. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2016 assumes that the Merger took place as of January 1, 2016, and combines the historical results of the Company and Microbot Israel for the nine months ended September 30, 2016.

On November 28, 2016, C&RD Israel Ltd., an Israeli corporation (“Merger Sub”) and a wholly owned subsidiary of the Company, completed its previously announced merger with and into Microbot Israel, with Microbot Israel surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization, dated August 15, 2016, by and among the Company, Microbot Israel and Merger Sub (the “Merger Agreement”).

The historical financial statements of the Company and Microbot Israel have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Company and Microbot Israel been a combined company during the specified period.

The following unaudited pro forma combined financial statements were prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, and give effect to the Merger between the Company and Microbot Israel. For accounting purposes, Microbot Israel is considered to be acquiring the Company in the Merger. Microbot Israel was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Microbot Israel security holders owning approximately 75% of the voting interests of the Company immediately following the closing of the Merger; (ii) directors appointed by Microbot Israel constitute the board of directors of the Company; and (iii) employees of Microbot Israel constitute the entire management of the Company.

Because Microbot Israel is treated as the accounting acquirer, Microbot Israel’s assets and liabilities are recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Microbot Israel. The Company’s assets and liabilities are measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Microbot Israel after the consummation of the Merger.

You should read the tables below in conjunction with the Company’s audited and unaudited financial statement and notes thereto included in the Company’s Annual Report on Form 10-K and Quarterly reports on Form 10-Q, and the Microbot Israel audited and unaudited financial statements and notes thereto included in the Form 8-K of the Company filed with the Securities and Exchange Commission on January 4, 2017 and in the Form 8-K/A of the Company filed with the Securities and Exchange Commission on January 6, 2017.

Pro Forma Statement of Operations	Nine months ended	Three months ended
	September 30, 2016
	(Unaudited)
Revenue:
Revenue from licensing agreements	$85,237	$32,762

Operating expenses:
Research and development	9,505,377	340,051
General and administrative	9,073,997	2,214,453
Wind-down expenses	3,806,142	2,694

Total operating expenses	22,385,516	2,557,198

Loss from operations	$(22,300,279)	$(2,524,436)
Other income (expense):
Change in fair value of warrant liability	1,596,554	(4,250,308)
Conversion of CIRM loan to a grant	8,916,641	—
Gain on extinguishment of loan payable	242,931	—
Discount received on settlement of vendor invoices	1,875,701	1,875,701
Write-down of fixed assets	(3,332,736)	—
Gain on disposal of fixed assets	18,888	18,888
Interest income	8,530	218
Interest expense	(298,257)	(10,625)
Other income (expense), net	14,870	(9,208)

Total other income (expense), net	$9,043,122	$(2,375,334)

Net loss	$(13,257,157)	$(4,899,770)

Pro Forma Balance Sheet	September 30, 2016
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,652,002
Other receivables	78,789
Other assets, current	3,378

Total current assets	2,734,169
Property, plant and equipment, net	29,245
Other intangible assets, net	38,827

Total assets	$2,802,241

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$894,517
Accrued expenses and other current liabilities	906,643
Accrued expenses wind down expenses	80,000
Loan payable net of discount, current	2,000,000
Deferred revenue, current	16,826

Total current liabilities	3,897,986
Convertible loan from shareholders	976,563
Fair value of warrant liability	651,902
Deferred revenue, non-current	16,639
Other long-term liabilities	126,439

Total liabilities	5,669,529
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value; 200,000,000 shares authorized; issued and outstanding 16,259,598 at September 30, 2016	162,596
Additional paid-in capital	470,238,733
Accumulated deficit	(473,316,003)
Accumulated other comprehensive income	47,386

Total stockholders’ deficit	(2,867,288)

Total liabilities and stockholders’ deficit	$2,802,241